                                                                    EXHIBIT 99.1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of Sonoco Products Company:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Sonoco Products Company at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to these consolidated financial statements, the Company changed its method of accounting for goodwill in 2002 in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/PricewaterhouseCoopers LLP
-----------------------------

PricewaterhouseCoopers LLP

Charlotte, North Carolina
January 28, 2004, except for
Note 17 as to which the
date is September 30, 2004

CONSOLIDATED BALANCE SHEETS
SONOCO PRODUCTS COMPANY AND SUBSIDIARIES

(Dollars and shares in thousands)
At December 31                                                                                2003            2002
--------------                                                                            ------------    ------------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                                            $     84,854    $     31,405
     Trade accounts receivable, net of allowances of $8,199 in 2003 and $8,335 in 2002         320,676         314,429
     Other receivables                                                                          33,066          32,724
     Inventories
         Finished and in process                                                               109,080         118,512
         Materials and supplies                                                                143,116         126,042
Prepaid expenses                                                                                33,751          23,726
Deferred income taxes                                                                           30,722          16,429
                                                                                          ------------    ------------
                                                                                               755,265         663,267
PROPERTY, PLANT AND EQUIPMENT, NET                                                             923,569         975,368
GOODWILL                                                                                       383,954         359,418
OTHER ASSETS                                                                                   457,845         438,386
                                                                                          ------------    ------------
     Total Assets                                                                         $  2,520,633    $  2,436,439
                                                                                          ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Payable to suppliers                                                                 $    239,300    $    248,640
     Accrued expenses and other                                                                188,092         144,801
     Accrued wages and other compensation                                                       23,250          25,016
     Notes payable and current portion of long-term debt                                       201,367         134,500
     Taxes on income                                                                            27,585           5,639
                                                                                          ------------    ------------
                                                                                               679,594         558,596
LONG-TERM DEBT                                                                                 473,220         699,346
PENSION AND OTHER POSTRETIREMENT BENEFITS                                                      137,494         121,176
DEFERRED INCOME TAXES AND OTHER                                                                216,165         189,896
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Serial preferred stock, no par value
         Authorized 30,000 shares
         0 shares issued and outstanding as of December 31, 2003 and 2002
     Common shares, no par value
         Authorized 300,000 shares
         97,217 and 96,640 shares outstanding of which 96,969 and 96,380
              are issued as of December 31, 2003 and 2002, respectively                          7,175           7,175
     Capital in excess of stated value                                                         337,136         324,295
     Accumulated other comprehensive loss                                                     (136,091)       (212,164)
     Retained earnings                                                                         805,940         748,119
                                                                                          ------------    ------------
         Total Shareholders' Equity                                                          1,014,160         867,425
                                                                                          ------------    ------------
     Total Liabilities and Shareholders' Equity                                           $  2,520,633    $  2,436,439
                                                                                          ============    ============

The Notes beginning on page 5 are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME
SONOCO PRODUCTS COMPANY AND SUBSIDIARIES

(Dollars and shares in thousands except per share data)
Years ended December 31                                                2003            2002          2001
-----------------------                                            ------------    ------------   ------------
Net sales                                                          $  2,758,326    $  2,701,419   $  2,464,445
Cost of sales                                                         2,259,887       2,178,778      1,953,595
Selling, general and administrative expenses                            289,839         276,579        251,279
Other expense, net                                                       50,056          10,409         51,175
                                                                   ------------    ------------   ------------
Income before interest and taxes                                        158,544         235,653        208,396
Interest expense                                                         52,399          54,196         52,217
Interest income                                                          (2,188)         (1,649)        (3,800)
                                                                   ------------    ------------   ------------
Income before income taxes                                              108,333         183,106        159,979
Provision for income taxes                                               37,698          65,075         77,269
                                                                   ------------    ------------   ------------
Income before equity in earnings of affiliates/minority interest
     in subsidiaries                                                     70,635         118,031         82,710
Equity in earnings (loss) of affiliates/minority interest in
     subsidiaries                                                         7,543           7,437         (1,214)
                                                                   ------------    ------------   ------------
Income from continuing operations                                        78,178         125,468         81,496
Income from discontinued operations, net of income tax                   60,771           9,848         10,113
                                                                   ------------    ------------   ------------
Net income                                                         $    138,949    $    135,316   $     91,609
                                                                   ============    ============   ============

Average common shares outstanding:

     Basic                                                               96,819          96,373         95,370
     Assuming exercise of options                                           310             805            437
     Diluted                                                             97,129          97,178         95,807
                                                                   ------------    ------------   ------------

Per common share
Net income

     Basic                                                         $       1.44    $       1.40   $        .96
     Diluted                                                       $       1.43    $       1.39   $        .96
Cash dividends - common                                            $        .84    $        .83   $        .80
                                                                   ============    ============   ============

The Notes beginning on page 5 are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
SONOCO PRODUCTS COMPANY AND SUBSIDIARIES

                                                                                               Accumulated
                                                       Common Shares           Capital in         Other
(Dollars and shares             Comprehensive   ---------------------------    Excess of      Comprehensive     Retained
in thousands)                   Income (Loss)   Outstanding         Amount    Stated Value        Loss          Earnings
-------------                   -------------   -----------        --------   ------------    -------------    ----------
JANUARY 1, 2001                                      95,006        $  7,175   $    289,657    $   (172,403)    $  677,042
Net income                       $    91,609                                                                       91,609
  Other comprehensive
     income (loss):
        Translation loss              (8,827)
        Minimum pension
        liability adjustment,
        net of tax                   (15,914)
     Other                              (825)
                                 -----------
  Other comprehensive loss           (25,566)                                                      (25,566)
                                 -----------
Comprehensive income             $    66,043
                                 ===========
Cash dividends                                                                                                    (76,080)
Exercise of stock options                               800                         14,043
Shares repurchased                                      (93)                        (2,055)
Other                                                                                  700
--------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001                                    95,713           7,175        302,345        (197,969)       692,571
Net income                       $   135,316                                                                      135,316
  Other comprehensive
     income (loss):
        Translation gain              15,833
        Minimum pension
        liability adjustment,
        net of tax                   (30,921)
     Other                               893
                                 -----------
  Other comprehensive loss           (14,195)                                                      (14,195)
                                 -----------
Comprehensive income             $   121,121
                                 ===========
Cash dividends                                                                                                    (79,768)
Exercise of stock options                               927                         21,618
Other                                                                                  332
--------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002                                    96,640           7,175        324,295        (212,164)       748,119
Net income                       $   138,949                                                                      138,949
  Other comprehensive
     income (loss):
        Translation gain              77,903
        Minimum pension
        liability adjustment,
        net of tax                    (3,403)
     Other                             1,573
                                 -----------
  Other comprehensive income          76,073                                                        76,073
                                 -----------
Comprehensive income             $   215,022
                                 ===========
Cash dividends                                                                                                    (81,128)
Exercise of stock options                               577                          8,752
Other                                                                                4,089
--------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2003                                    97,217        $  7,175   $    337,136    $   (136,091)    $  805,940
==========================================================================================================================

The Notes beginning on page 5 are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
SONOCO PRODUCTS COMPANY AND SUBSIDIARIES

(Dollars in thousands)
Years ended December 31                                                         2003                 2002                 2001
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                  $    138,949         $    135,316         $     91,609
Adjustments to reconcile net income to net cash provided
     by operating activities
         Restructuring reserve (noncash)                                           8,381                  360               16,919
         Depreciation, depletion and amortization                                163,234              159,256              158,574
         Equity in (earnings) loss of affiliates/minority interest
              in subsidiaries                                                     (7,543)              (7,437)               1,214
         Cash dividends from affiliated companies                                 11,327                3,626                7,925
         Loss on disposition of assets                                             1,228                  100                7,116
         Gain on sale of High Density Film business                              (49,433)                  --                   --
         Deferred taxes                                                           11,175               27,956               22,005
         Change in assets and liabilities, net of effects from
              acquisitions, dispositions, assets held for sale and
              foreign currency adjustments
                  Receivables                                                      5,324              (22,214)              57,255
                  Inventories                                                    (10,117)              19,307               23,438
                  Prepaid expenses                                                (7,955)               8,281               (2,870)
                  Payables and taxes                                              70,727               49,788              (20,301)
                  Other assets and liabilities                                    (3,459)            (102,894)               1,457
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                        331,838              271,445              364,341
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment                                       (113,574)            (123,959)            (101,983)
Cost of acquisitions, exclusive of cash                                           (6,232)              (8,500)            (273,187)
Proceeds from the sale of assets                                                   2,709                8,036                6,902
Proceeds from sale of High Density Film business                                  81,177                   --                   --
Investments in affiliates                                                             --                   --               (3,600)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                            (35,920)            (124,423)            (371,868)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt                                                    20,715               11,620              259,224
Principal repayment of debt                                                     (120,287)              (9,991)             (24,476)
Net (decrease) increase in commercial paper borrowings                           (65,500)             (92,500)            (174,000)
Net (decrease) increase in bank overdrafts                                        (8,075)              (2,924)              11,560
Cash dividends - common                                                          (81,128)             (79,768)             (76,080)
Common shares acquired                                                                --                   --               (2,055)
Common shares issued                                                               8,752               21,618               14,043
-----------------------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by financing activities                                (245,523)            (151,945)               8,216
EFFECTS OF EXCHANGE RATE CHANGES ON CASH                                           3,054                  198                  222
-----------------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                  53,449               (4,725)                 911
Cash and cash equivalents at beginning of year                                    31,405               36,130               35,219
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $     84,854         $     31,405         $     36,130
-----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES
         Interest paid                                                      $     50,079         $     44,823         $     50,551
         Income taxes paid, net of refunds                                  $     27,182         $     44,682         $     49,035
         Value of stock issued for acquisition                              $      2,700         $         --         $         --
===================================================================================================================================

The Notes beginning on page 5 are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

The following notes are an integral part of the Consolidated Financial Statements. The accounting principles followed by the Company appear in bold type.

1.    BASIS OF PRESENTATION

THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDE THE ACCOUNTS OF SONOCO AND ITS MAJORITY-OWNED SUBSIDIARIES (THE COMPANY OR SONOCO) AFTER ELIMINATION OF INTERCOMPANY ACCOUNTS AND TRANSACTIONS. INVESTMENTS IN AFFILIATED COMPANIES IN WHICH THE COMPANY OWNS 20% TO 50% AND IS ABLE TO EXERCISE SIGNIFICANT INFLUENCE, BUT NOT CONTROL, ARE ACCOUNTED FOR BY THE EQUITY METHOD OF ACCOUNTING (EQUITY INVESTMENTS). INCOME APPLICABLE TO EQUITY INVESTMENTS IS REFLECTED AS "EQUITY IN EARNINGS (LOSS) OF AFFILIATES/MINORITY INTEREST IN SUBSIDIARIES" IN THE CONSOLIDATED STATEMENTS OF INCOME. Investments related to equity in affiliates are included in "Other Assets" in the Company's Consolidated Balance Sheets and totaled $100,427 and $90,866 for the years ended December 31, 2003 and 2002, respectively.

THE PREPARATION OF FINANCIAL STATEMENTS IN CONFORMITY WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA REQUIRES MANAGEMENT TO MAKE ESTIMATES AND ASSUMPTIONS THAT AFFECT THE REPORTED AMOUNT OF ASSETS AND LIABILITIES AT THE DATE OF THE FINANCIAL STATEMENTS AND THE REPORTED AMOUNTS OF REVENUES AND EXPENSES DURING THE REPORTING PERIOD. ACTUAL RESULTS COULD DIFFER FROM THOSE ESTIMATES.

THE COMPANY RECORDS REVENUE WHEN TITLE AND RISK OF OWNERSHIP PASS TO THE CUSTOMER AND WHEN PERSUASIVE EVIDENCE OF AN ARRANGEMENT EXISTS, DELIVERY HAS OCCURRED OR SERVICES HAVE BEEN RENDERED, THE SELLER'S PRICE TO THE BUYER IS FIXED OR DETERMINABLE, AND WHEN COLLECTIBILITY IS REASONABLY ASSURED.

Certain prior year amounts in the Consolidated Balance Sheets at December 31, 2002 have been reclassified to conform to the current year presentation. Additionally, during 2003, the Company reclassified shipping and handling costs related to third party shipments from "Net sales" to "Cost of sales" on the Consolidated Statements of Income for all years. These reclassifications increased net sales and cost of sales by the same amount, and therefore, did not affect reported net income.

During the fourth quarter of 2003, the Company completed the sale of its High Density Film business to Hilex Poly Co., LLC, Los Angeles, Calif. Operating results of this business have been presented for all years as "Income from discontinued operations, net of income taxes" in the Company's Consolidated Statements of Income. Items related to the Consolidated Statements of Income have been restated to reflect the reclassification of the High Density Film business as discontinued operations.

2.    ACQUISITIONS/DISPOSITIONS/JOINT VENTURES

The Company completed four acquisitions during 2003, with an aggregate cost of approximately $11,077 in cash, assumption of debt, relief of notes receivable and issuance of common stock. In connection with these acquisitions, the Company recorded fair value of identified intangibles of $3,150, goodwill of $2,897 and other net tangible assets of $5,030. Acquisitions in the Company's Engineered Carriers and Paper segment included an engineered carriers manufacturer in Australia and a recovered paper operation in Savannah, Ga. The Company also acquired certain assets of a wooden reel manufacturer in Canada and the United States, which are classified as components of All Other Sonoco. In addition, the Company increased its ownership interest in a manufacturer of rotogravure cylinders in Charlotte, N.C., in the Company's Consumer Packaging segment.

Pro forma information is not provided for 2003 acquisitions, as the impact of these acquisitions is immaterial to the results of the Company.

During 2003, the Company decided to divest itself of the High Density Film business in order to redirect the value of those assets to primary growth vehicles that will enhance the opportunity to increase total returns to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

shareholders and significantly reduce the Company's exposure to highly cyclical resin markets. In December 2003, the Company completed this divestiture by selling the business to Hilex Poly Co., LLC, of Los Angeles, Calif., for a price of approximately $119,100, including approximately $81,100 in cash, subject to final determination of net working capital; $28,000 in subordinated notes bearing a 4.95% interest rate maturing in 10 years; and, a $10,000 nonvoting cumulative preferred instrument yielding 10%. This transaction resulted in a gain of $63,112 ($49,433 after tax). Operating results of this business have been presented for all periods as "Income from discontinued operations, net of income tax" in the Company's Consolidated Statements of Income.

The Company completed three acquisitions during 2002, with an aggregate cost of approximately $8,500 in cash. In connection with these acquisitions, the Company recorded fair value of identified intangibles of $6,025, goodwill of $1,725 and other net tangible assets of $750. Acquisitions in the Company's Engineered Carriers and Paper segment included certain assets from Republic Paperboard Company, LLC, and the related Republic Resource Control, LLC. The Company also acquired Texas Reel Company's plywood reel operations in Sherman, Texas and Coonrod Reel Company's nailed wooden reel operation in Bonham, Texas, both of which are classified as components of All Other Sonoco.

The Company completed 10 acquisitions during 2001, with an aggregate cost of approximately $273,000 in cash. In connection with these acquisitions, the Company recorded approximate fair value of identified intangibles of $27,000, goodwill of $138,000, and other net tangible assets of $108,000. Acquisitions in the Company's Engineered Carriers and Paper segment included a lightweight paperboard company with operations in DePere, Wis., and Menasha, Wis.; a paper-based textile tube converting facility in Kaiping, China; a paper-based core and tube operation in the United Kingdom; a paper-based core and tube facility in Sint-Denijs, Belgium; an engineered carriers operation in Cartersville, Ga.; and a paper mill in Hutchinson, Kan. Acquisitions in the Company's Consumer Packaging segment included a steel easy-open closure operation headquartered in North Canton, Ohio. The Company also acquired a manufacturer of paper-based tubes, cores and composite cans headquartered in Neenah, Wis. Approximately 80% of this operation is included in the Engineered Carriers and Paper segment and 20% in the Consumer Packaging segment. Acquisitions in the Company's Packaging Services segment included assets of a packaging services operation in Hemel Hempstead, England, U.K. The Company also acquired a plywood reel operation in Helenwood, Tenn., which is classified as a component of All Other Sonoco.

The Company has accounted for all of its acquisitions as purchases and, accordingly, has included their results of operations in consolidated net income from the date of acquisition.

3.    RESTRUCTURING PROGRAMS

Effective January 1, 2003, the Company adopted Financial Accounting Standards No. 146, 'Accounting for Costs Associated with Exit or Disposal Activities' (FAS
146), which nullifies Emerging Issues Task Force Issue No. 94-3 (Issue 94-3), 'Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).' FAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost, as defined in Issue 94-3, was recognized at the date of an entity's commitment to an exit plan. The provisions of FAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of FAS 146 did not have a material effect on the Company's financial statements except for the timing of the recognition of costs associated with exit or disposal activities.

Due to the sale of the High Density Film business in December 2003, restructuring charges have been restated to exclude any costs incurred by the High Density Film business, as such charges have been included in "Income from discontinued operations, net of income taxes" on the Consolidated Statements of Income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

During 2003, the Company recognized restructuring charges, net of adjustments, of $50,056 ($35,329 after tax). Of these charges, $31,413 was attributed to the Engineered Carriers and Paper segment, $9,469 was related to the Consumer Packaging segment, $335 was attributed to the Packaging Services segment, $1,806 was related to All Other Sonoco and $7,033 was associated with Corporate. None of these charges has been allocated to the segments' operating results. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $37,733, asset impairment charges of $8,381 and other exit costs of $3,942, primarily associated with lease termination and other miscellaneous plant closing costs. The Company expects to recognize an additional cost of approximately $16,000 pretax in the future associated with these 2003 actions. The Company also expects to announce, in 2004, the closing of an additional five to ten plants. The costs associated with the future plant closings have not yet been determined. Remaining charges associated with the 2003 activities will be recorded in future periods in accordance with the guidelines of FAS 146.

During 2003, the Company also recorded restructuring charges of $1,455 after tax related to affiliates/minority interest in subsidiaries. The restructuring charges are included in "Equity in earnings (loss) of affiliates/minority interest in subsidiaries" in the Company's Consolidated Statements of Income.

During 2002, the Company recognized restructuring charges, net of adjustments, of $10,409 ($6,663 after tax). Additionally, the Company's High Density Film business, which was divested in 2003, incurred restructuring charges of $2,238 pretax ($1,432 after tax). The 2002 restructuring charges, including the High Density Film business charges, were primarily related to three U.S. plant closings in the Consumer Packaging segment, one U.S. plant closing in the Engineered Carriers and Paper segment, one plant closing in All Other Sonoco and severance costs associated with plant consolidations in Europe. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $10,532, asset impairment charges of $360, and other exit costs of $1,755, consisting of building lease termination charges and other miscellaneous costs.

During 2001, the Company recognized restructuring charges, net of adjustments, of $51,402 ($35,241 after tax). Additionally, the Company's High Density Film business, which was divested in 2003, incurred restructuring charges of $2,149 pretax ($1,375 aftertax). The 2001 restructuring charges, including the High Density Film business charges, consisted of severance and termination benefits of $27,265, asset impairment charges of $16,919 and other exit costs of $9,367 (consisting of building lease termination charges of $7,715 and other miscellaneous charges of $1,652).

Affiliates of the Company accounted for under the equity method of accounting recorded restructuring charges of $9,986 ($6,591 after tax) during 2001. These charges included the closing of two plant locations and other miscellaneous restructuring activities and are included in "Equity in earnings (loss) of affiliates/minority interest in subsidiaries" in the Consolidated Statements of Income.

The 2003, 2002 and 2001 restructuring plans included a global reduction of approximately 880 salaried positions (approximately 510 in the United States) and approximately 1,330 hourly positions (approximately 990 in the United States), and the closure of 29 plant locations. As of December 31, 2003, 23 plant locations have been closed, and approximately 1,960 employees have been terminated (approximately 820 salaried and 1,140 hourly).

The following table sets forth the activity in the restructuring accrual included in "Accrued expenses and other" on the Consolidated Balance Sheets. Restructuring charges are included in "Other expense, net" in the Consolidated Statements of Income. In accordance with the agreement of sale for the High Density Film business, the liability associated with the restructuring has been retained by the Company and is, therefore, included in the table below:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

                                                             Severance and                    Other
                                                              Termination        Asset        Exit
                                                                Benefits      Impairment      Costs        Total
                                                             -------------    ----------    ---------    ----------
Liability, December 31, 2000                                 $       1,100    $       --    $      --    $    1,100
                                                             -------------    ----------    ---------    ----------
2001 Charges                                                        30,614        17,889       13,682        62,185
Cash payments                                                      (14,431)           --       (3,143)      (17,574)
Asset impairment (noncash)                                              --       (16,919)          --       (16,919)
Reclassifications to pension liability                              (5,180)           --           --        (5,180)
Adjustments                                                         (3,349)         (970)      (4,315)       (8,634)
                                                             -------------    ----------    ---------    ----------
Liability, December 31, 2001                                         8,754            --        6,224        14,978
                                                             -------------    ----------    ---------    ----------
2002 Charges                                                        11,032           383        1,885        13,300
Cash payments                                                       (6,848)           --       (2,765)       (9,613)
Asset impairment (noncash)                                              --          (360)          --          (360)
Reclassifications to pension liability                              (3,276)           --           --        (3,276)
Adjustments                                                           (500)          (23)        (130)         (653)
                                                             -------------    ----------    ---------    ----------
Liability, December 31, 2002                                         9,162            --        5,214        14,376
                                                             -------------    ----------    ---------    ----------
2003 Charges                                                        40,526         8,709        3,142        52,377
Cash payments                                                      (21,953)           --       (2,970)      (24,923)
Asset impairment (noncash)                                              --        (8,381)          --        (8,381)
Reclassifications to pension liability                             (10,234)           --           --       (10,234)
Adjustments                                                         (2,793)         (328)       1,000        (2,121)
                                                             -------------    ----------    ---------    ----------
Liability, December 31, 2003                                 $      14,708            --    $   6,386    $   21,094
                                                             =============    ==========    =========    ==========

The Company expects to pay the remaining restructuring costs, with the exception of ongoing pension subsidies and certain building lease termination expenses, by the end of 2004, using cash generated from operations.

During 2003, the Engineered Carriers and Paper segment recognized writeoffs of impaired equipment and facilities held for disposal of $5,212 and $1,409, respectively, attributed to the closing of four plant locations. Additionally, the Consumer Packaging segment recognized writeoffs of impaired equipment of $1,760 related to the closing of one plant location. Impaired assets were written down to the lower of carrying amount or fair value, less estimated costs to sell, if applicable.

During 2002, the Company recognized writeoffs of impaired equipment in the Engineered Carriers and Paper segment of $299 attributed to the closing of a plant location. Additionally, the Company recognized net writeoffs of impaired equipment in the Consumer Packaging segment and All Other Sonoco of $(692) and $753, respectively, related to adjustments to previously recorded impaired equipment charges.

Asset impairment charges included in the 2001 restructuring charges resulted from the writeoff/down of assets associated with 13 plant location closings and nine other plant locations impacted by the restructuring. Impaired assets were written down to the lower of carrying amount or fair value, less estimated costs to sell, if applicable. The Engineered Carriers and Paper segment recognized writeoffs/downs of impaired facilities and equipment of $4,294 and writeoff/downs of facilities and equipment held for sale of $997. The Consumer Packaging segment recognized writeoffs/downs of impaired facilities and equipment of $9,091. All Other Sonoco recognized writeoffs/downs of impaired facilities and equipment of $2,320 and writeoff/downs of facilities and equipment held for sale of $217.

The effect of suspending depreciation on assets held for disposition was not material to the Consolidated Statements of Income for the years ended December 31, 2003, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

4.    DISCONTINUED OPERATIONS

The financial statements for prior years have been restated to report the revenues and expenses of the components of the Company that were disposed of separately as discontinued operations. Income from discontinued operations for 2003, 2002 and 2001 represents the results of operations of the Company's High Density Film business, which was sold in December 2003. See Note 2 for a discussion of this disposition.

The following table sets forth the operating results for the business unit, which was previously reported in the Company's Consumer Packaging segment:

                                                   2003             2002             2001
                                              -------------     -------------    ------------
Net Sales                                     $     198,759     $     191,950    $    217,742
Operating income before
     income taxes                                    17,758            15,504          15,802
Gain on sale                                         63,112
Income tax expense                                  (20,099)           (5,656)         (5,689)
                                              -------------     -------------    ------------
Income from discontinued
    operations                                $      60,771     $       9,848    $     10,113
Income from discontinued
    operations - per diluted share            $         .63     $         .10    $        .11
                                              =============     =============    ============

No interest expense or income was allocated to this business unit.

The Company has no material continuing involvement in the management or operations of the divested business.

5.    CASH AND CASH EQUIVALENTS

Cash equivalents are composed of highly liquid investments with an original maturity of three months or less and are recorded at market. At December 31, 2003 and 2002, outstanding checks in excess of bank deposits totaling $20,433 and $30,033, respectively, were included in "Payable to suppliers" on the Consolidated Balance Sheets. In addition, outstanding payroll checks of $2,415 and $890 in 2003 and 2002, respectively, were included in "Accrued wages and other compensation" on the Consolidated Balance Sheets.

6.    INVENTORIES

Inventories are stated at the lower of cost or market. The last-in, first-out
(LIFO) method was used to determine costs of approximately 26% of total inventories at December 31, 2003 and 2002. The remaining inventories are determined on the first-in, first-out (FIFO) method.

If the FIFO method of accounting had been used for all inventories, total inventory would have been higher by $10,462 in 2003 and $10,284 in 2002.

7.    PROPERTY, PLANT AND EQUIPMENT

Plant assets represent the original cost of land, buildings and equipment, less depreciation, computed under the straight-line method, over the estimated useful life of the asset, and are reviewed for impairment whenever events indicate the carrying value may not be recoverable.

Equipment lives range from three to 11 years, buildings from 15 to 40 years.

Timber resources are stated at cost. Depletion is charged to operations based on the number of units of timber cut during the year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

Depreciation and depletion expense amounted to $148,843 in 2003, $143,215 in 2002 and $132,814 in 2001. Depreciation expense amounted to $9,696 for 2003, $13,333 for 2002, and $13,865 for 2001 for the High Density Film business which have been reclassified as discontinued operations. Details at December 31 are as follows:

                                                               2003                  2002
                                                           -------------         ------------
Land                                                       $      46,432         $     44,285
Timber resources                                                  36,392               35,672
Buildings                                                        345,296              335,450
Machinery and equipment                                        1,806,181            1,833,141
Construction in progress                                          57,248               62,722
                                                           -------------         ------------
                                                               2,291,549            2,311,270
                                                           -------------         ------------
Accumulated depreciation and depletion                        (1,367,980)          (1,335,902)
                                                           -------------         ------------
Property, plant and equipment, net                         $     923,569         $    975,368
                                                           =============         ============

Estimated costs for completion of authorized capital additions under construction totaled approximately $58,349 at December 31, 2003.

Certain properties and equipment are leased under noncancelable operating leases. Future minimum rentals under noncancelable operating leases with terms of more than one year are as follows: 2004 - $24,100, 2005 - $19,500, 2006 -
$15,000, 2007 - $12,700, 2008 - $9,700, and 2009 and thereafter - $22,300. Total rental expense under operating leases was approximately $34,000 in 2003, $31,700 in 2002 and $36,510 in 2001.

Research and development costs charged to expense were $14,225 in 2003, $13,018 in 2002 and $11,851 in 2001.

8.    GOODWILL AND INTANGIBLE ASSETS

GOODWILL

During the first quarter of 2002, the Company adopted Statement of Financial Accounting Standards No. 142 'Goodwill and Other Intangible Assets' (FAS 142). Under FAS 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually. The Company completed its transitional goodwill impairment testing required by FAS 142 during the second quarter of 2002 and its annual goodwill impairment testing required by FAS 142 during the third quarter of 2002 and 2003. Based on this impairment testing, no adjustment to the recorded goodwill balance was necessary.

The following table sets forth the reconciliation of net income and earnings per share information for the years ended December 31, 2003, 2002 and 2001, adjusted for the non-amortization provisions of FAS 142:

                                               2003         2002          2001
                                            ----------    ---------   ----------
Reported net income                         $  138,949    $ 135,316   $   91,609
                                            ----------    ---------   ----------
Add: Goodwill amortization, after tax                                      9,094
Adjusted net income                         $  138,949    $ 135,316   $  100,703
                                            ==========    =========   ==========

                                              2003         2002     2001
                                             ------       ------   ------
Reported basic earnings per share            $ 1.44       $ 1.40   $  .96
Adjusted basic earnings per share              1.44         1.40     1.06
Reported diluted earnings per share            1.43         1.39      .96
Adjusted diluted earnings per share            1.43         1.39     1.05

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows:

                                      Engineered
                                       Carriers     Consumer    Packaging
                                      and Paper    Packaging    Services    All Other
                                       Segment      Segment      Segment     Sonoco       Total
                                      ----------   ----------   ---------   ---------   ---------
Balance as of January 1, 2003         $  141,343   $  151,353   $   1,139   $  65,583   $ 359,418
   Goodwill purchase
     price adjustments                       (37)        (168)         --          --        (205)
   Goodwill on 2003 acquisitions           1,284        1,602          --          11       2,897
   Foreign currency translation            8,879       12,589         124         252      21,844
                                      ----------   ----------   ---------   ---------   ---------
Balance as of December 31, 2003       $  151,469   $  165,376   $   1,263   $  65,846   $ 383,954
                                      ==========   ==========   =========   =========   =========

INTANGIBLE ASSETS

                                                                        2003         2002
                                                                      ---------    ---------
Amortizable intangibles - Gross cost
       Patents                                                        $   3,268    $   3,268
       Customer lists                                                    38,223       37,025
       Land use rights                                                    5,873        5,873
       Supply agreements                                                  5,261        4,261
       Other                                                              6,404        3,185
                                                                      ---------    ---------
Total gross cost                                                         59,029       53,612
Accumulated amortization
       Patents                                                           (2,564)   $  (2,285)
       Customer lists                                                    (4,630)   $  (2,354)
       Land use rights                                                   (1,963)   $  (1,782)
       Supply agreements                                                 (3,715)   $  (2,609)
       Other                                                             (2,756)   $  (1,744)
                                                                      ---------    ---------
Total accumulated amortization                                          (15,628)   $ (10,774)
Net amortizable intangibles                                           $  43,401    $  42,838
                                                                      =========    =========

The approximate amortization expense for the next five years is $3,800 in 2004, $3,800 in 2005, $3,500 in 2006, $3,200 in 2007, and $3,000 in 2008.

As discussed in Note 2, the Company recorded $3,150 of identifiable intangibles mainly related to non-compete agreements in connection with 2003 acquisitions. These agreements will be amortized over a five-year period and will have no residual value at the end of the amortization period. The Company recorded $6,025 of identifiable intangible assets related to the fair value of customer lists in connection with a 2002 acquisition. These customer lists will be amortized over a period of 15 years and will have no residual value at the end of the amortization period.

The Company has no identified intangibles with indefinite lives. Intangible assets are included in "Other Assets" on the Company's Consolidated Balance Sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries


9.    DEBT

Debt at December 31 was as follows:


                                                                              2003         2002
                                                                           ----------   ----------
Commercial paper, average rate of 1.76% in 2002                            $       --   $   65,500
6.5% debentures due November 2013                                             248,861      248,745
7.0% debentures due November 2004                                             149,681      149,977
6.75% debentures due November 2010                                             99,880       99,863
5.875% debentures due November 2003                                                --       99,945
9.2% debentures due August 2021                                                41,305       41,305
6.125% IRBs due June 2025                                                      34,627       34,603
6.0% IRBs due April 2026                                                       34,297       34,265
Foreign denominated debt, average rate of 6.0% in 2003 and 8.9% in 2002        49,875       40,363
Other notes                                                                    16,061       19,280
                                                                           ----------   ----------
Total debt                                                                    674,587      833,846
Less current portion and short-term notes                                     201,367      134,500
                                                                           ----------   ----------
Long-term debt                                                             $  473,220   $  699,346
                                                                           ==========   ==========

The Company has authorized a commercial paper program totaling $450,000 and has fully committed bank lines of credit supporting the program by a like amount. These bank lines expire in 2004, but may be extended by the Company into 2005 under a term-out option. Accordingly, commercial paper borrowings are classified as long-term debt. It is management's intent to indefinitely maintain line of credit agreements supporting the commercial paper program. Additionally, the Company has $150,000 of 7.0% bonds maturing in 2004. The bonds are expected to be refinanced with floating rate debt.

Certain of the Company's debt agreements impose restrictions with respect to the maintenance of financial ratios and the disposition of assets. The most restrictive covenant currently requires that net worth at the end of each fiscal quarter be greater than $758,900, increased by 25% of net income after March 30, 2003, and decreased by stock purchases after July 9, 2003. Based on this calculation, the Company was $229,000 above the minimum level of $786,000, required under this covenant as of December 31, 2003. On November 1, 2002, the Company amended its U.S. commercial paper backup credit agreement to exclude from the above net worth covenant any charge to shareholders' equity arising from minimum pension liability adjustments for its U.S. defined benefit pension plan. At December 31, 2003, no such charge existed for U.S. plans.

In addition to the committed availability under the commercial paper program, unused short-term lines of credit for general Company purposes at December 31, 2003, were approximately $101,990, with interest at mutually agreed-upon rates.

The approximate principal requirements of debt maturing in the next five years are: 2004 - $201,367, 2005 - $2,653, 2006 - $1,550, 2007 - $1,421, and 2008 -
$865.

10.   FINANCIAL INSTRUMENTS

The following table sets forth the carrying amounts and fair values of the Company's significant financial instruments where the carrying amount differs from the fair value.

                                       December 31, 2003                 December 31, 2002
                                   ---------------------------       ---------------------------
                                    Carrying           Fair           Carrying          Fair
                                   Amount of         Value of         Amount of        Value of
                                   Liability        Liability         Liability       Liability
                                   ---------        ---------         ---------       ---------
Long-term debt                     $  473,220       $  526,693       $  699,346       $  772,071
                                   ==========       ==========       ==========       ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

The fair value of cash and cash equivalents, short-term debt and long-term variable-rate debt approximates fair value. The fair value of long-term debt is based on quoted market prices or by discounting future cash flows using interest rates available to the Company for issues with similar terms and average maturities.

The Company records derivatives based on Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities' (FAS 133), and related amendments. This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Changes in the fair value of derivatives are recognized in either net income or in other comprehensive income, depending on the designated purpose of the derivative.

The Company uses derivatives from time to time to manage the cost of certain raw materials, to mitigate exposure to foreign currency fluctuation and to manage its exposure to fixed and variable interest rates within acceptable limits. The Company purchases commodities such as recovered paper, metal and energy generally at market or fixed prices that are established with the vendor as part of the purchase process for quantities expected to be consumed in the ordinary course of business. The Company may enter into commodity futures or swaps to reduce the effect of price fluctuation. In addition, the Company may use foreign currency forward contracts and other risk management instruments to manage exposure to changes in foreign currency cash flows and the translation of monetary assets and liabilities on the Company's financial statements. The Company uses published market prices or estimated values based on current price quotes and a discounted cash flow model to estimate the fair market value of the derivatives.

In 2003, the Company entered into certain cash flow hedges to mitigate exposure to commodity and foreign exchange risks in 2003, out through mid-2006. The fair market value of these derivatives as of December 31, 2003 was $1,641 on a tax adjusted basis and will be reclassified to earnings in the same periods the forecast purchases or payments affect earnings. Based on the current amount of the derivative loss in other comprehensive income, $857 after tax will be reclassified to income in 2004. As a result of the high correlation between the hedged instruments and the underlying transactions, ineffectiveness did not have a material impact on the Company or on its Consolidated Statements of Income for the years ended December 31, 2003 and 2002.

11.   INVESTMENT IN LIFE INSURANCE

Prior to 2002, corporate-owned life insurance (COLI) policies were used by the Company to aid in the financing of employee benefits and were recorded net of policy loans in "Other Assets" on the Consolidated Balance Sheets. The net pretax cost of COLI, including interest expense and excluding 2001 policy surrender charges of $7,026, was $1,397 in 2001 and is included in "Selling, general and administrative expenses" in the Company's Consolidated Statements of Income. The related COLI interest expense was $3,043 in 2001. Legislation was enacted in 1996 that began phasing out the tax deductibility of this interest. Accordingly, no deduction was taken in 2001 for interest on policy loans. In April 2001, the Company surrendered its COLI policies as a result of a settlement with the IRS over deductibility of COLI loan interest. The surrender of these policies resulted in additional income taxes of $11,295 and other costs of $7,026 in 2001. Other costs are included in "Other expense, net" in the Company's 2001 Consolidated Statements of Income.

12.   STOCK PLANS

The Company has stock option plans under which common shares are reserved for sale to certain employees and nonemployee directors. Options granted under the plans were at the market value of the shares at the date of grant. Options are generally exercisable one year after the date of grant and expire 10 years after the date of grant. There were 4,413,407 shares reserved for future grants at December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

On December 31, 1998, the Company granted special one-time Centennial stock options of 100 shares to substantially all of its employees. These options are exercisable at the closing price of the shares on December 31, 1998, and expire after six years. A total of 890,900 options granted under the Centennial Share Program were outstanding at December 31, 2003.

A summary of the status of the Company's stock option plans is presented below:

                                           Option         Weighted-
                                           Shares       Average Price
                                           ------       -------------
2001
Outstanding at beginning of year          9,955,843       $   24.31
Granted                                   1,748,603       $   23.83
Exercised                                  (832,498)      $   17.16
Canceled                                   (381,976)      $   28.81
Outstanding at end of year               10,489,972       $   24.63
Options exercisable at end of year        8,712,119       $   24.87
                                         ----------       ---------
2002
Granted                                   1,511,474       $   25.25
Exercised                                  (945,321)      $   19.14
Canceled                                   (180,499)      $   29.21
Outstanding at end of year               10,875,626       $   25.12
Options exercisable at end of year        9,415,202       $   25.10
                                         ----------       ---------
2003
Granted                                   1,419,694       $   21.19
Exercised                                  (438,470)      $   20.96
Canceled                                   (518,209)      $   24.59
Outstanding at end of year               11,338,641       $   24.81
Options exercisable at end of year        9,943,286       $   25.32
                                         ==========       =========

The weighted-average fair value of options granted was $4.85, $6.62 and $6.43 in 2003, 2002 and 2001, respectively.

The following tables summarize information about stock options outstanding and stock options exercisable at December 31, 2003:

                                 Options Outstanding
                   ------------------------------------------------
                                        Weighted-         Weighted-
                                        Average            Average
   Range of            Number          Remaining          Exercise
Exercise Prices     Outstanding     Contractual Life       Price
---------------     -----------     ----------------      ---------

$17.25 - $22.88       3,521,091        5.8 years          $   20.25
$23.06 - $24.95       3,238,017        4.7 years          $   24.08
$25.00 - $37.10       4,579,533        5.0 years          $   28.84
                     ----------
$17.25 - $37.10      11,338,641        5.2 years          $   24.81
===============      ==========        =========          =========

                                            Options Exercisable
                                            -------------------
    Range of                           Number        Weighted-Average
Exercise Prices                     Outstanding       Exercise Price
---------------                     -----------      ----------------

$17.25 - $22.88                      2,131,693           $ 19.66
$23.06 - $24.95                      3,232,060           $ 24.08
$25.00 - $37.10                      4,579,533           $ 28.84
                                     ---------
$17.25 - $37.10                      9,943,286           $ 25.32
===============                      =========           =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

As of December 31, 2002 and 2001, the Company granted awards in the form of contingent share units to certain of its executives.

The 2002 awards vest over five years with accelerated vesting of three years if performance targets are met. The performance vesting of the awards, which can range from 56,434 to 169,300 shares, is tied to growth in earnings and improved capital effectiveness over a three-year period. The 2001 awards vest over three years and can range from 75,336 to 301,344 shares dependent on growth in earnings and improved capital effectiveness. Under the 2001 plan, none of the stock units will vest if the minimum objectives are not achieved, and as of December 31, 2003, no stock units under this plan were expected to vest. No such awards were granted for 2003.

Since 1994, the Company has granted one-time awards of contingent shares to certain of the Company's executives. These awards vest over a five-year period with one-third vesting on the third, fourth and fifth anniversaries of the grant. An executive must be actively employed by the Company on the vesting date for shares to be issued. Once vested, these awards do not expire. As of December 31, 2003, a total of 359,116 contingent shares granted under this plan remain outstanding, 247,456 of which are vested.

As permitted by Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-based Compensation' (FAS 123), the Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, 'Accounting for Stock Issued to Employees,' and its related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for performance stock options is recorded based on the quoted market price of the Company's stock at the end of the period.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation.

                                                                2003          2002        2001
                                                             ----------    ---------    ---------
Net income, as reported                                      $  138,949    $ 135,316    $  91,609
   Add: Stock-based employee compensation cost,
         net of related tax effects included in net
         income, as reported                                        869          199          468
   Deduct: Total stock-based employee compensation
         expense determined under fair value based
         method for all awards, net of related tax effects       (5,889)      (6,622)      (7,410)
                                                             ----------    ---------    ---------
Pro forma net income                                         $  133,929    $ 128,893    $  84,667
Earnings per share:
   Basic - as reported                                       $     1.44    $    1.40    $     .96
   Basic - pro forma                                         $     1.38    $    1.34    $     .89
   Diluted - as reported                                     $     1.43    $    1.39    $     .96
   Diluted - pro forma                                       $     1.38    $    1.33    $     .88
                                                             ==========    =========    =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

The fair value of each option grant is estimated on the date of the grant using the binomial option pricing model with the following assumptions:

                                          2003           2002           2001
                                       ---------      ---------      ---------

Expected dividend yield                      3.6%           3.4%           3.2%
Expected stock price volatility             31.8%          34.9%          35.4%
Risk-free interest rate                      3.0%           4.3%           4.9%
Expected life of options               4.5 years      4.2 years      4.0 years
                                       =========      =========      =========

13.   EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS AND RETIREE HEALTH AND LIFE INSURANCE PLANS

The Company provides non-contributory defined benefit pension plans for substantially all of its United States and certain of its Mexico employees, as well as postretirement healthcare and life insurance benefits to the majority of its retirees and their eligible dependents in the United States and Canada. Effective January 1, 2004, the Company switched to a defined contribution plan for all new U.S. employees. The Company also sponsors contributory pension plans covering the majority of its employees in the United Kingdom and Canada.

The Company uses a December 31 measurement date for its plans.

The components of net periodic benefit cost include the following:

                                                         2003             2002              2001
                                                      ----------       ----------        ----------
RETIREMENT PLANS
Service cost                                          $   20,209       $   18,296        $   15,054
Interest cost                                             51,767           48,210            44,523
Expected return on plan assets                           (55,290)         (59,443)          (62,748)
Amortization of net translation (asset) obligation           576              552              (302)
Amortization of prior service cost                         1,665            1,674             1,576
Amortization of net actuarial (gain) loss                 22,223            8,674               504
Special termination benefit cost                          10,234            3,276             5,180
Acquisitions                                                  --               --                48
Other                                                         70               --                --
Effect of curtailment                                        611               --                --
                                                      ----------       ----------        ----------
Net periodic benefit cost                             $   52,065       $   21,239        $    3,835
                                                      ==========       ==========        ==========

RETIREE HEALTH AND LIFE INSURANCE PLANS
Service cost                                          $    4,360       $    4,177        $    3,746
Interest cost                                             11,558           11,559             9,438
Expected return on plan assets                            (3,650)          (5,552)           (6,248)
Amortization of prior service cost                        (6,581)          (6,990)           (5,949)
Amortization of net actuarial loss                         9,026            7,693             4,139
Special termination benefit cost                          (1,096)              --                --
                                                      ----------       ----------        ----------
Net periodic benefit cost                             $   13,617       $   10,887        $    5,126
                                                      ==========       ==========        ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

The following tables set forth the plans' obligations and assets at December 31:

                                                                                                  Retiree Health and
                                                            Retirement Plans                     Life Insurance Plans
                                                        2003               2002                2003                2002
                                                    ------------        ------------       ------------        ------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1                     $    782,287        $    678,822       $    175,005        $    161,251
Service cost                                              20,209              18,296              4,360               4,177
Interest cost                                             51,767              48,210             11,558              11,559
Plan participant contributions                             1,074               1,049              2,294               1,469
Plan amendments                                              398               1,798                 --              (8,544)
Actuarial loss                                            63,690              62,032             12,111              21,906
Benefits paid                                            (47,721)            (44,342)           (17,157)            (16,822)
Impact of foreign exchange rates                          24,860              13,146                149                   9
Special termination benefit cost                          10,234               3,276                 --                  --
Effect of curtailment                                     (3,702)                 --             (1,957)                 --
Other                                                      7,987                  --                 --                  --
                                                    ------------        ------------       ------------        ------------
Benefit obligation at December 31                   $    911,083        $    782,287       $    186,363        $    175,005
                                                    ------------        ------------       ------------        ------------

CHANGE IN PLAN ASSETS
Fair value of plan assets at January 1              $    648,672        $    629,188       $     50,576        $     62,214
Actual return on plan assets                             144,679             (59,682)            11,733              (5,775)
Company contributions                                     29,907             115,082              2,836               9,728
Plan participant contributions                             1,074               1,049              2,294               1,469
Benefits paid                                            (47,721)            (44,342)           (17,157)            (16,822)
Impact of foreign exchange rates                          17,967               9,236                 --                  --
Expenses paid                                             (4,108)                 --               (201)                 --
Other                                                         --              (1,859)                --                (238)
                                                    ------------        ------------       ------------        ------------
Fair value of plan assets at
     December 31                                    $    790,470        $    648,672       $     50,081        $     50,576
                                                    ------------        ------------       ------------        ------------
RECONCILIATION OF FUNDED STATUS,
     DECEMBER 31
Funded status of plan                               $   (120,613)       $   (133,615)      $   (136,282)       $   (124,429)
Unrecognized net actuarial loss                          303,880             342,887            106,833             113,586
Unrecognized prior service cost                            7,927               9,820            (14,937)            (22,557)
Unrecognized net transition obligation                     6,740               6,421                 --                  --
                                                    ------------        ------------       ------------        ------------
Net amount recognized                               $    197,934        $    225,513       $    (44,386)       $    (33,400)
                                                    ============        ============       ============        ============

                                                                             Retirement Plans
                                                                          2003             2002
                                                                        ----------       ---------
TOTAL RECOGNIZED AMOUNTS IN THE
CONSOLIDATED BALANCE SHEETS
Prepaid benefit cost included in Other Assets                           $  229,784       $ 244,240
Accrued benefit liability                                                 (118,136)        (98,432)
Intangible asset                                                             7,148           6,734
Accumulated other comprehensive loss                                        79,138          72,971
                                                                        ----------       ---------
Net amount recognized                                                   $  197,934       $ 225,513
                                                                        ==========       =========

The accumulated benefit obligation for all defined benefit plans was $853,443 and $736,268 at December 31, 2003 and 2002, respectively.

The projected benefit obligation (PBO), accumulated benefit obligation (ABO) and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were, $290,077, $277,999 and $158,953, respectively, as of December 31, 2003, and $237,330, $227,417 and $127,982, respectively, as of
December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

Assumptions

The following tables set forth the major actuarial assumptions used in determining the PBO, ABO and net periodic cost.

Weighted-average assumptions used
to determine benefit obligations
at December 31                                                             U.S.           Foreign Plans
---------------------------------                                          ----           -------------
RETIREMENT PLANS AND RETIREE HEALTH
AND LIFE INSURANCE PLANS:
Discount Rate
2003                                                                       6.25%           5.00-6.50%
2002                                                                       6.75%           5.50-7.00%
Rate of Compensation Increase
2003                                                                       4.60%           1.50-4.00%
2002                                                                       4.10%           1.50-5.00%

Weighted-average assumptions used
to determine net periodic benefit cost for
years ended December 31                                                    U.S.           Foreign Plans
------------------------------------------                                 ----           -------------
RETIREMENT PLANS AND RETIREE HEALTH
AND LIFE INSURANCE PLANS:
Discount Rate
2003                                                                       6.75%            5.00-7.00%
2002                                                                       7.25%            5.50-7.00%
2001                                                                       7.50%            6.45-7.00%
Expected Long-term Rate of Return
2003                                                                       8.75%            5.50-8.50%
2002                                                                       9.50%            5.50-8.50%
2001                                                                       9.50%            8.00-8.50%
Rate of Compensation Increase
2003                                                                       4.60%            1.50-5.00%
2002                                                                       4.10%            1.50-5.00%
2001                                                                       4.10%            3.50-5.00%

The expected long-term rate of return assumption is based on the Company's historical plan return performance over the past 12 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

RETIREE HEALTH AND LIFE INSURANCE PLANS

The U.S. Retiree Health and Life Insurance Plan makes up 99% of the Retiree Health liability. Therefore, the following information relates to the U.S. plan only.

Healthcare Cost Trend Rate
2003                                                                   11.0%
2002                                                                   12.0%
Ultimate Trend Rate
2003                                                                    6.0%
2002                                                                    6.0%
Year at which the Rate Reaches
the Ultimate Trend Rate
2003                                                                   2008
2002                                                                   2008

Increasing the assumed trend rate for healthcare costs by one percentage point would increase the accumulated postretirement benefit obligation (APBO) and total service and interest cost component approximately $2,751 and $174, respectively. Decreasing the assumed trend rate for healthcare costs by one percentage point would decrease the APBO and total service and interest cost component approximately $2,431 and $154, respectively. Based on amendments to the U.S. plan approved in 2002, cost increases borne by the Company are limited to the Urban CPI.

Retirement Plan Assets

The following table sets forth the weighted-average asset allocations of the Company's retirement plans at December 31, 2003 and 2002, by asset category.

Asset Category                               U.S.            UK          Canada
--------------                               ----            --          ------

Equity securities
             2003                            68.2%           71.5%        58.0%
             2002                            63.3%           69.9%        58.0%
Debt securities
             2003                            31.8%           23.1%        42.0%
             2002                            35.9%           24.4%        42.0%
Real estate
             2003                             0.0%            4.0%         0.0%
             2002                             0.0%            4.3%         0.0%
Other
             2003                             0.0%            1.4%         0.0%
             2002                             0.8%            1.4%         0.0%
             ----                             ---             ---          ---
Total
             2003                           100.0%          100.0%       100.0%
             2002                           100.0%          100.0%       100.0%

The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Other assets such as real estate, private equity and hedge funds may be used judiciously to enhance long-term returns while improving portfolio diversification. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

U.S. Defined Benefit Plan

The equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value, and small and large capitalizations. In January 2004, a core real estate investment of 5% was established by liquidating a portion of the equity and debt securities. The current target allocation for the investment portfolio is Equity Securities - 65%, Debt Securities - 30%, Real Estate - 5% and Other - 0%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

UK Plan

The equity investments are diversified across domestic and international stocks of small and large capitalizations. The current target allocation (midpoint) for the investment portfolio is Equity Securities - 72%, Debt Securities - 22%, Real Estate - 5% and Other - 1%.

Canadian Plan

The equity investments are diversified across domestic and international stocks of primarily large capitalizations. The current target allocation (midpoint) for the investment portfolio is Equity Securities - 50%, Debt Securities - 50%, Real Estate - 0% and Other - 0%.

Retiree Health and Life Insurance Plan Assets

The following table sets forth the weighted-average asset allocations of the Company's retiree health and life insurance plans at December 31, 2003 and 2002, by asset category. As mentioned previously, the U.S. Retiree Health and Life Insurance Plan makes up 99% of the Retiree Health liability. Therefore, the following information relates to the U.S. Plan only.

 Asset Category
-----------------

Equity securities
             2003                            64.6%
             2002                            60.0%
Debt securities
             2003                            33.2%
             2002                            36.8%
Real estate
             2003                             0.0%
             2002                             0.0%
Other
             2003                             2.2%
             2002                             3.2%
          -------                           -----
Total
             2003                           100.0%
             2002                           100.0%
                                            =====

As of December 31, 2003 and 2002, approximately 74% of the assets associated with the U.S. Retiree Health and Life Insurance Plan were managed utilizing the same methodology as the U.S. Defined Benefit Plan discussed previously, including the same portfolio risk profile, investment mix and target allocation. The remaining 26% of the assets were invested as follows:

                                         December 31,         December 31,
                                             2003                 2002
                                         ------------         ------------

Equity securities (domestic)                54.4%                 50.8%
Debt securities (domestic)                  37.1%                 39.3%
Real estate                                  0.0%                  0.0%
Other                                        8.5%                  9.9%
                                           -----                 -----

Contributions

The Company estimates that it will make voluntary contributions of approximately $30 million to its retirement and retiree health and life insurance plans in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

New Legislation

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act"). The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligibles starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligibles with a range of options for coordinating with the new government-sponsored program to potentially reduce program cost. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of the employer's program.

Paragraph 40 of Statement of Financial Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions' (FAS 106), requires that presently enacted changes in law impacting employer-sponsored retiree healthcare programs which take effect in future periods be considered in current-period measurements for benefits expected to be provided in those future periods. Therefore, under FAS 106 guidance, measures of plan liabilities and annual expense on or after the date of enactment should reflect the effects of the Act.

Pursuant to guidance under FASB Staff Position 106-1, the Company has chosen to defer recognition of the potential effects of the Act in these 2003 disclosures. Therefore, the retiree health obligations and costs reported in this financial statement do not yet reflect any potential impact of the Act. Specific, authoritative guidance on the accounting for the government subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information.

SONOCO SAVINGS PLAN

The Company also sponsors the Sonoco Savings Plan for its U.S. employees, a defined contribution retirement plan (formerly the Sonoco Employee Savings and Stock Ownership Plan). Beginning in 2002, the Company adopted the IRS "Safe Harbor" matching contributions and vesting provisions which provide 100% Company matching on the first 3% of pretax contributions, 50% Company matching on the next 2% of pretax contributions and 100% immediate vesting. The plan also provides for contributions of 1% to 30% of gross pay beginning in 2004. For 2003 and 2002, the plan provided that all eligible employees could contribute 1% to 20% of their gross pay. For 2001, the plan provided that all eligible employees could contribute 1% to 16% of their gross pay, subject to regulations of the IRS, with 50% vesting after one year and 100% vesting after two years. In 2001, the Company made matching contributions of 50% on the first 6% of pretax and/or after-tax contributions as approved by the Company's Board of Directors. The Company's contributions to the plan for 2003, 2002 and 2001 were approximately $12,000, $11,000, and $8,500, respectively.

14.   INCOME TAXES

The Company provides for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting requirements and tax laws. Assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The provision for taxes on income for the years ended December 31 consists of the following:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

                                                                      2003                2002                2001
                                                                 -------------         -----------         ----------
Pretax income
Domestic                                                         $     157,889         $   163,680         $  127,544
Foreign                                                                 31,317              34,813             48,237
                                                                 -------------         -----------         ----------
   Total pretax income                                           $     189,206         $   198,493         $  175,781
                                                                 =============         ===========         ==========
Current
Federal                                                          $      26,831         $    23,757         $   40,664
State                                                                    2,682               2,617              4,177
Foreign                                                                 17,109              16,284             16,112
                                                                 -------------         -----------         ----------
   Total current                                                 $      46,622         $    42,658         $   60,953
                                                                 =============         ===========         ==========
Deferred
Federal                                                          $       9,644         $    20,851         $   19,064
State                                                                    1,813               4,594              2,056
Foreign                                                                   (282)              2,511                885
                                                                 -------------         -----------         ----------
   Total deferred                                                $      11,175         $    27,956         $   22,005
                                                                 -------------         -----------         ----------
Total taxes                                                      $      57,797         $    70,614         $   82,958
                                                                 =============         ===========         ==========

Cumulative deferred tax liabilities (assets) are comprised of the following at December 31:

                                                                            2003               2002
                                                                        -----------        ----------
Depreciation                                                            $   113,600        $   97,298
Employee benefits                                                           107,381           102,466
Other                                                                        14,140            11,322
                                                                        -----------        ----------
   Gross deferred tax liabilities                                           235,121           211,086
                                                                        -----------        ----------
Retiree health benefits                                                     (22,381)          (17,314)
Foreign loss carryforwards                                                  (22,576)           (8,959)
Capital loss carryforwards                                                     (580)          (23,295)
Employee benefits                                                           (40,257)          (39,576)
Accrued liabilities and other                                               (41,217)          (34,655)
                                                                        -----------        ----------
   Gross deferred tax assets                                               (127,011)         (123,799)
                                                                        -----------        ----------
Valuation allowance on deferred tax assets                                   26,941            35,731
                                                                        -----------        ----------
   Total deferred taxes, net                                            $   135,051        $  123,018
                                                                        ===========        ==========

The decrease in the valuation allowance for deferred tax assets of $8,790 is due to a decrease of $22,407 relating to the Company's capital loss carryforwards and an increase of $13,617 relating to net operating losses of foreign subsidiaries for which their use is limited to future taxable earnings.

Approximately $63,000 of foreign subsidiary net operating loss carryforwards remain at December 31, 2003. Their use is limited to future taxable earnings of the respective foreign subsidiaries. Of these loss carryforwards, approximately $20,000 have no expiration date. The remaining loss carryforwards expire at various dates in the future.

A reconciliation of the United States federal statutory tax rate to the actual consolidated tax expense is as follows:

                                                   2003                         2002                          2001
                                          ----------------------       ----------------------       ----------------------
Statutory tax rate                        $    66,222       35.0%      $    69,472       35.0%      $    61,523       35.0%
State income taxes, net of
   federal tax benefit                          3,085        1.6             4,989        2.5             4,096        2.3
COLI                                               --         --                --         --            14,613        8.3
Valuation allowance                            (8,790)      (4.6)               --         --                --         --
Other, net                                     (2,720)      (1.5)           (3,847)      (1.9)            2,726        1.6
                                          -----------       ----       -----------       ----       -----------       ----
Total taxes                               $    57,797       30.5%      $    70,614       35.6%      $    82,958       47.2%
                                          ===========       ====       ===========       ====       ===========       ====

Undistributed earnings of international subsidiaries totaled $167,000 at December 31, 2003. Deferred taxes have not been provided on the undistributed earnings, as the Company considers these amounts to be indefinitely reinvested to finance international growth and expansion. If such amounts were remitted, loaned to the Company or the stock in the foreign subsidiaries sold, these earnings could become subject to tax.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

The Company has resolved all issues with the IRS for all years through 1998. The Company is currently under examination for the tax years 1999 through 2001. The Company believes that it has made adequate provision for income taxes with respect to open years and any settlements may result in favorable adjustment to the amount accrued.

15.   COMMITMENTS AND CONTINGENCIES

The Company is a party to various legal proceedings incidental to its business and is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. As is the case with other companies in similar industries, the Company faces exposure from actual or potential claims and legal proceedings.

The Company has been named as a potentially responsible party at several environmentally contaminated sites not owned by the Company. These regulatory actions and a small number of private party lawsuits represent the Company's largest potential environmental liabilities. The Company accrued $3,967 and $4,391 as of December 31, 2003 and 2002, respectively, related to environmental contingencies. Due to the complexity of determining clean-up costs associated with the sites, a reliable estimate of the ultimate cost to the Company cannot be determined. Furthermore, all of the sites are also the responsibility of other parties. The Company's liability, if any, is shared with such other parties, but the Company's share has not been finally determined in most cases. In some cases, the Company has cost-sharing agreements with other potentially responsible parties with respect to a particular site. Such agreements relate to the sharing of legal defense costs or clean-up costs, or both. The Company has assumed, for purposes of estimating amounts to be accrued, that the other parties to such cost-sharing agreements will perform as agreed. It appears that final resolution of some of the sites is years away. Accordingly, a reliable estimate of the ultimate cost to the Company with respect to such sites cannot be determined. COSTS, HOWEVER, ARE ACCRUED AS NECESSARY, ONCE REASONABLE ESTIMATES ARE DETERMINED. ACCRUED AMOUNTS ARE NOT DISCOUNTED. Although the level of future expenditures for legal and environmental matters is impossible to determine with any degree of probability, it is management's opinion that such costs, when finally determined, will not have an adverse material effect on the consolidated financial position of the Company.

16.   SHAREHOLDERS' EQUITY

STOCK REPURCHASES

On February 7, 2001, the Board of Directors approved a new stock repurchase program authorizing the repurchase of up to 5,000,000 shares of the Company's common stock. No shares were repurchased under this program in 2003, 2002 and 2001. Under previous authorizations, the Company repurchased 92,960 shares of its common stock in 2001 at a total cost of $2,055, with an average price of $22.11 per share. At December 31, 2003, the Company had authorizations to repurchase approximately 5,300,000 shares of common stock.

EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                      2003                  2002                  2001
                                                                 -------------         -------------         -------------
Numerator:
   Net income                                                    $     138,949         $     135,316         $      91,609
Denominator:
   Average common shares outstanding                                96,819,000            96,373,000            95,370,000
   Dilutive effect of employee stock options                           310,000               805,000               437,000
                                                                 -------------         -------------         -------------
   Diluted outstanding shares                                       97,129,000            97,178,000            95,807,000
Net income per common share
   Basic                                                         $        1.44         $        1.40         $         .96
   Diluted                                                       $        1.43         $        1.39         $         .96
                                                                 =============         =============         =============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

Stock options to purchase approximately 7,876,000, 6,716,000, and 3,605,000 shares for 2003, 2002 and 2001, respectively, were not dilutive and therefore were not included in the computations of diluted income per common share amounts. These options may become dilutive in future periods if the market price of the Company's common stock appreciates. No adjustments were made to reported net income in the computation of earnings per share.

17.   FINANCIAL REPORTING FOR BUSINESS SEGMENTS

The Company has determined that it will change its reportable segments on a prospective basis beginning with the third quarter of 2004. Accordingly, the Company has changed its disclosure of segment information for 2003, 2002 and 2001 to conform to the new segment reporting. The changes to the financial statements for the three years ended December 31, 2003 relate solely to the presentation of segment specific disclosures and had no impact on the consolidated balance sheets, statements of income, statements of changes in shareholders' equity or statements of cash flows. Other financial statement footnotes affected by this change in segment reporting include Note 2 - Acquisitions/Dispositions/Joint Ventures, Note 3 - Restructuring Programs and
Note 8 - Goodwill and Intangible Assets.

Previously, the Company reported its results in two segments, Industrial Packaging and Consumer Packaging. As presented below, the Company will now report results in three segments, Engineered Carriers and Paper, Consumer Packaging and Packaging Services. Sonoco will report certain smaller operations as All Other Sonoco.

The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; paperboard; and, fiber-based construction tubes and forms.

The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and, metal and plastic ends and closures.

The Packaging Services segment provides the following services: packaging fulfillment; product handling; brand management; and, supply chain management. This segment also includes the production of folding cartons.

All Other Sonoco represents the activities and businesses of the Company's consolidated subsidiaries that do not meet the aggregation criteria outlined in Statement of Financial Accounting Standards No. 131, 'Disclosures about Segments of an Enterprise and Related Information' (FAS 131) and therefore cannot be combined with other operating segments into a reportable segment. All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

Included in Corporate operating profit are restructuring charges and one-time items detailed below, interest expense and interest income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

                       Engineered
Years ended             Carriers           Consumer          Packaging       All Other
December 31             and Paper         Packaging          Services          Sonoco         Corporate       Consolidated
-----------             ---------         ---------          --------          ------         ---------       ------------
TOTAL REVENUE(1)
2003                  $   1,334,223     $    1,046,525    $      185,006   $      295,029   $           --   $    2,860,783
2002                      1,277,406          1,043,958           184,979          294,556               --        2,800,899
2001                      1,134,024            963,084           130,021          315,342               --        2,542,471
INTERSEGMENT SALES(1,2)
2003                  $      74,391     $        2,143    $          386   $       25,537   $           --   $      102,457
2002                         71,052              3,302               431           24,695               --           99,480
2001                         52,274              1,810               278           23,664               --           78,026
SALES TO UNAFFILIATED CUSTOMERS(1)

2003                  $   1,259,832     $    1,044,382    $      184,620   $      269,492   $           --   $    2,758,326
2002                      1,206,354          1,040,656           184,548          269,861               --        2,701,419
2001                      1,081,750            961,274           129,743          291,678               --        2,464,445
OPERATING PROFIT(1,3)

2003                  $     102,938     $       78,733    $        7,935   $       18,995   $     (100,268)  $      108,333
2002                        127,845             86,781             6,223           25,216          (62,959)         183,106
2001                        136,487             96,881             6,429           31,835         (111,653)         159,979
IDENTIFIABLE ASSETS(4)

2003                  $   1,075,707     $      683,284    $       49,191   $      195,799   $      516,652   $    2,520,633
2002                        954,765            630,632            42,807          271,483          536,752        2,436,439
2001                      1,005,941            638,121            31,255          278,980          397,900        2,352,197
DEPRECIATION, DEPLETION AND AMORTIZATION(1)

2003                  $      83,647     $       52,549    $        3,453   $       13,040   $           --   $      152,689
2002                         79,807             49,976             2,856           13,284               --          145,923
2001                         78,705             47,358             2,766           15,880               --          144,709
CAPITAL EXPENDITURES(1)

2003                  $      48,612     $       50,951    $        5,069   $        3,785   $           --   $      108,417
2002                         54,856             48,913             1,765            5,881               --          111,415
2001                         51,423             35,674             1,474            6,388               --           94,959

(1) Prior year information has been restated to exclude impact of High Density film business, which has been reclassified as discontinued operations.

(2)  Intersegment sales are recorded at a market-related transfer price.

(3) Corporate 2003, 2002 and 2001 includes restructuring costs of $(31,413), $(6,420) and $(20,686), respectively, associated with the Engineered Carriers and Paper segment; $(9,469), $(3,793) and $(24,119), respectively, associated with the Consumer Packaging segment; $(335), $0 and $(131), respectively, associated with the Packaging Services segment; $(1,806), $0 and $(2,917), respectively, associated with All Other Sonoco; and, $(7,033), $(196) and $(3,549), respectively, for unallocated Corporate. 2001 also includes goodwill amortization expenses of $(12,061), $7,252 for a gain on net legal settlements and a $(7,026) COLI adjustment. Interest expense and interest income are also shown under Corporate.

(4) Identifiable assets are those assets used by each segment in its operations. Corporate assets consist primarily of cash and cash equivalents, investments in affiliates, headquarters facilities and prepaid expenses.

GEOGRAPHIC REGIONS

Sales to unaffiliated customers and long-lived assets by geographic region are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

                                                                      2003                  2002                  2001
                                                                 -------------         -------------         -------------
Sales to Unaffiliated Customers
   United States                                                 $   1,859,609         $   1,879,631         $   1,709,421
   Europe                                                              392,198               348,606               313,783
   Canada                                                              262,826               241,315               214,526
   All other                                                           243,693               231,867               226,715
                                                                 -------------         -------------         -------------
   Total                                                         $   2,758,326         $   2,701,419         $   2,464,445
                                                                 =============         =============         =============
Net PPE, Goodwill and Intangibles
   United States                                                 $     884,863         $     960,273         $     987,510
   Europe                                                              187,588               178,086               170,764
   Canada                                                              157,587               134,190               128,846
   All other                                                           120,886               105,075               111,179
                                                                 -------------         -------------         -------------
   Total                                                         $   1,350,924         $   1,377,624         $   1,398,299
                                                                 =============         =============         =============

Prior year sales information from the United States has been restated to exclude the impact of the High Density Film business, which has been reclassified as discontinued operations.

Sales are attributed to countries/regions based upon the plant location from which products are shipped. Long-lived assets are comprised of property, plant and equipment, goodwill, and intangible assets (see Notes 7 and 8 to the Consolidated Financial Statements).

18.   COMPREHENSIVE INCOME (LOSS)

The following table summarizes the components of accumulated other comprehensive income (loss) and the changes in accumulated comprehensive income (loss), net of tax as applicable, for the years ended December 31, 2003 and 2002:

                                                   Foreign           Minimum                           Accumulated
                                                  Currency           Pension                              Other
                                                 Translation        Liability                         Comprehensive
                                                 Adjustments       Adjustments          Other             Loss
                                                 -----------       -----------        ---------       -------------
Balance at January 1, 2002                       $  (177,642)      $   (19,502)       $    (825)      $   (197,969)
Change during 2002                                    15,833           (30,921)             893            (14,195)
                                                 -----------       -----------        ---------       ------------
Balance at December 31, 2002                     $  (161,809)      $   (50,423)       $      68       $   (212,164)
Change during 2003                                    77,903            (3,403)           1,573             76,073
                                                 -----------       -----------        ---------       ------------
Balance at December 31, 2003                     $   (83,906)      $   (53,826)       $   1,641       $   (136,091)
                                                 ===========       ===========        =========       ============

The cumulative tax benefit of the Minimum Pension Liability Adjustments was $25,312 and $22,548 in 2003 and 2002, respectively. Additionally, the tax liability of Other items was $940 and $148 in 2003 and 2002, respectively.

19.   NEW ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, 'Accounting for Asset Retirement Obligations' (FAS 143), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of FAS 143 did not have a material effect on the Company's Consolidated Financial Statements.

As of January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 146, 'Accounting for Costs Associated with Exit or Disposal Activities' (FAS 146), which nullifies Emerging Issues Task Force Issue No. 94-3 (Issue 94-3), 'Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).' FAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. The adoption of FAS 146 did not have a material effect on the Company's Consolidated Financial Statements except for the timing of the recognition of costs associated with exit or disposal activities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)
Sonoco Products Company and Subsidiaries

In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No.149, 'Amendment of Statement 133 on Derivative Instruments and Hedging Activities' (FAS 149). FAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement of Financial Accounting Standards 133, 'Accounting for Derivative Instruments and Hedging Activities' (FAS 133). FAS 149 also amends certain other existing pronouncements. FAS 149 is effective for contracts entered into or modified after June 30, 2003, (except that provisions of FAS 149 that relate to FAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates) with certain exceptions and for hedging relationships designated after June 30, 2003. The adoption of FAS 149 did not have a material effect on the Company's Consolidated Financial Statements.

In May 2003, the FASB issued Statement of Financial Accounting Standards No.150, 'Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity' (FAS 150). FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of FAS 150 as a liability, which previously may have been classified as equity, consistent with the current definition of liabilities in FASB Concepts Statement No. 6, 'Elements of Financial Statements.' FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of FAS 150 did not have a material effect on the Company's Consolidated Financial Statements.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), 'Consolidation of Variable Interest Entities - an interpretation of ARB 51.' FIN 46 addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. It defines variable interest entities as those entities with a business purpose that either do not have any equity investors with voting rights, or have equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN 46 consolidation requirements apply immediately to variable interest entities created or obtained after January 31, 2003, but this had no impact on the Company's 2003 financial statements. A modification to FIN 46 (FIN 46R) was released on December 17, 2003. FIN 46R delayed the effective date for variable interest entities created before February 1, 2003, with the exception of special-purpose entities, until the first fiscal year or interim period ending after March 15, 2004. FIN 46R delayed the effective date for special-purpose entities until the first fiscal year or interim period after December 15, 2003. The adoption of FIN 46R is not expected to have a material effect on the Company's Consolidated Financial Statements.